UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 000-32577

                              ENVIROMAT CO. LTD.
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            (Exact name of registrant as specified in its charter)

        8723 Cambie Street, Vancouver British Columbia, Canada V6P 3J9
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                      n/a
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)         [x]        Rule 12h-3(b)(1)(i)        [ ]
     Rule 12g-4(a)(1)(ii)        [ ]        Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(2)(i)         [ ]        Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(ii)        [ ]        Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date:
21

Pursuant to the requirements of the Securities Exchange Act of 1934, EnviroMat Co. Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: November 15, 2002                      By: /s/ Christopher Chang
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                                              Christopher Chang
                                              President, Chief Executive
                                              Officer, Secretary, Treasurer and
                                              Director